Exhibit 99.32

American Rebel Light Beer Continues Rapid Expansion of National Distribution Footprint adding North Carolina’s Adams Beverages

Strategic Growth Fuels American Rebel Beer as it Reaches 10 States with Several More to be Announced Soon

Nashville, TN, April 22, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), proudly announces its strategic expansion into North Carolina through a distribution agreement with Adams Beverages ( adamsbev.com ). This move is a significant milestone in the Company’s broader Southeast growth strategy.

“I am thrilled to see how fast our American Rebel Light Beer distribution is growing across this great country,” said American Rebel CEO Andy Ross. “North Carolina is a great market and has strong tie-ins with our relationship with Tony Stewart Racing ( tsrnitro.com ) and Matt Hagan and the Charlotte Motor Speedway ( charlottemotorspeedway.com ). We have been able to establish distribution with some high-volume distributors in ten states and growing. It’s fair to say that American Rebel is burning patriotic fuel.”

“We are very excited to partner with Adams Beverages to bring American Rebel Light Beer to 28 North Carolina counties,” said Todd Porter, President of American Rebel Beverages. “This collaboration allows us to serve the wonderful people of North Carolina who are looking for a clean, natural, and great-tasting light beer that embodies the values of our great nation.”

American Rebel Beer will host a series of exciting events, including beer tastings, live music performances, and promotional giveaways, kicking off this weekend at the Charlotte Motor Speedway. The festivities will run through the Fall, offering a perfect opportunity for the community to come together and enjoy America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, STAND YOUR GROUND BEER!

The first shipment of American Rebel Light Beer arrives in North Carolina this week and in just a few short days, several locations have placed orders and brought in Rebel Light. In addition to the Charlotte Motor Speedway, American Rebel Light Beer will be available at multiple locations across North Carolina, including these on-premise and off-premise locations:

IRON THUNDER SALOON - CONCORD	10023 WEDDINGTON ROAD, CONCORD, NC 28027	MOTORSPORTS-THEMED SPORTS BAR
CANNON CROSSROADS BP	9960 POPLAR TENT ROAD, CONCORD, NC 28027	CONVENIENCE STORE
CITY FOOD MART - CONCORD MAIN	873 OLD CHARLOTTE ROAD, CONCORD, NC 28027	CONVENIENCE STORE
COMPARE FOODS - CONCORD	840 CONCORD PKWAY NORTH, CONCORD, NC 28027	CONVENIENCE STORE
DANNYS	300 NORTH CHURCH STREET, CONCORD, NC 28025	CONVENIENCE STORE
FAST AND FRIENDLY MART 2	7340 POPLAR TENT ROAD, CONCORD, NC 28027	CONVENIENCE STORE
SPEEDWAY XPRESS MART - SATYA	4521 MOREHEAD ROAD, CONCORD, NC 28027	CONVENIENCE STORE
CONCORD SHOPS	450 PITTS SCHOOL ROAD NW, CONCORD, NC 28027	CONVENIENCE STORE
TOTAL WINE	8054 CONCORD MILLS RD, CONCORD, NC 28027	LARGE WINE BEER RETAILER
D AND D EXPRESS	5501 POPLAR TENT ROAD, CONCORD, NC 28027	CONVENIENCE STORE
CAROLINA ALE HOUSE - CONCORD MILLS	8695 CONCORD MILLS BOULEVARD, CONCORD, NC 28027	CASUAL RESTAURANT/SPORTS BAR

For more information about the launch events and American Rebel Beer, please visit ( americanrebelbeer.com ) or follow us on our social media platforms.

About Adams Beverages

Founded in Dothan, Alabama in 1937, Adams Beverages has since expanded into North Carolina under the management of Bill Adams, Clay Adams and Amy Adams Dupree. Adams Beverages now employs over 750 team members, currently providing service to 44 counties in Alabama and 28 counties in North Carolina. For more information on Adams Beverages, go to adamsbev.com.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebelbeer.com/investor-relations.

Media Inquiries:

Matt Sheldon

Matt@Precisionpr.co
917-280-7329

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com
info@americanrebel.com